DELUXE CORPORATION                                                  EXHIBIT 12.5
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                         Year
                                         Ended                                 Years Ended December 31,
                                         -----              -----------------------------------------------------------------
                                    December 31, 1998       1997        1996        1995        1994        1993         1992
                                     (As restated)(1)       ----        ----        ----        ----        ----         ----

Earnings
--------

Income from Continuing Operations
  before Income Taxes                   $242,915          $115,150    $118,765    $169,319    $246,706    $235,913    $324,783

Interest expense
(excluding capitalized interest)           8,273             8,822      10,649      13,099       9,733      10,070      15,371

Portion of rent expense under
long-term operating leases
representative of an interest factor      15,126            13,621      13,467      14,761      13,554      13,259      12,923

Amortization of debt expense                 122               122         121          84          84          84          84
                                        --------          --------    --------    --------    --------    --------    --------

TOTAL EARNINGS                          $266,436          $137,715    $143,002    $197,262    $270,077    $259,326    $353,161


Fixed charges
-------------

Interest Expense
(including capitalized interest)           9,664          $  9,742    $ 11,978    $ 14,714    $ 10,492    $ 10,555    $ 15,824

Portion of rent expense under
long-term operating leases
representative of an interest factor      15,126            13,621      13,467      14,761      13,554      13,259      12,923

Amortization of debt expense                 122               122         121          84          84          84          84
                                        --------          --------    --------    --------    --------    --------    --------

TOTAL FIXED CHARGES                     $ 24,912          $ 23,485    $ 25,566    $ 29,559    $ 24,130    $ 23,898    $ 28,831



RATIO OF EARNINGS
TO FIXED CHARGES:                           10.7               5.9         5.6         6.7        11.2        10.9        12.2


(1)Subsequent to the issuance of the Company's Annual Report on Form 10-K for the year ended December 31, 1998, and after discussions with the Securities and Exchange Commission, which concluded in September 1999, the Company revised its accounting treatment for future losses on long-term contracts and relationships and its calculation of impairment charges on long-lived assets related to the Company's Deluxe Government Services segment. As a result, the Company has restated its financial information for the year ended December 31, 1998. See
Note 16 in the Notes to Consolidated Financial Statements contained in the Company's Amendment No. 1 to the Annual Report on Form 10-K for the year ended December 31, 1998.